Exhibit 99.1

FOR IMMEDIATE RELEASE

February 8, 2007

MICRONETICS REPORTS THIRD QUARTER RESULTS

Hudson, NH — (BUSINESS WIRE) – February 8, 2007 — Micronetics, Inc. (NASDAQ:NOIZ) today reported results for its third quarter ended December 31, 2006.

Net sales were $5,510,155 for the three months ended December 31, 2006, a decrease of $1,881,473 or 25% as compared to $7,391,628 for the three months ended December 31, 2005. The majority of the decrease in net sales can be attributed to a decrease in net sales of high performance power amplifiers.

For the three months ended December 31, 2006, the Company reported net income of $111,104 or $0.02 per diluted share, as compared to net income of $662,773 or $0.15 per diluted share for the three months ended December 31, 2005. Net income for the three months ended December 31, 2006 includes $151,673 in non-cash stock-based compensation expense, net of income taxes, or $0.03 per diluted share, resulting from the application of SFAS 123(R) in the quarter.

David Robbins, Micronetics’ President and CEO, stated, “Based on growth in our amplifier backlog and recent requests for quotes from potential customers in the defense and airborne DBS markets, we continue to be optimistic that we are moving in the direction of revenue growth.”

Backlog grew from $10.4 million at September 30, 2006 to $12.1 million at December 31, 2006, and bookings were $7.3 million in Q2 as compared to $7.1 million in Q3.

Net sales were $17,377,919 for the nine months ended December 31 2006, a decrease of $912,906 or 5% as compared to $18,290,825 for the nine months ended December 31, 2005.

For the nine months ended December 31, 2006, the Company reported net income of $700,656 or $0.15 per diluted share, as compared to net income of $1,597,473 or $0.36 per diluted share for the nine months ended December 31, 2005. Net income for the nine months ended December 31, 2006 includes $442,930 in non-cash stock-based compensation expense, net of income taxes, or $0.09 per diluted share, resulting from the application of SFAS 123(R) as of April 1, 2006.

Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communications equipment. Micronetics serves a diverse customer base, including Aerosat, Airspan, BAE Systems, Boeing, EADS, General Dynamics, Harris, IPWireless, ITT, L-3 Communications, Lockheed Martin, Northrop Grumman, Qualcomm, Raytheon, Teradyne, Tektronix, Thales and UTStarcom. Additional information can be found on our website at www.micronetics.com.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to reductions in spending by certain of our customers, our ability to operate and integrate acquired companies, our ability to manage our growth, disruptions in supply or production, increased levels of debt, our ability to protect our proprietary information, future economic conditions in our industry and generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics’ Annual Report for its fiscal year ended March 31, 2006.

INCOME STATEMENT DATA

($000s omitted except per share data)

	Three Months Ended December, 31,
	2006	2005
Net sales	5,510	7,392

Gross profit	2,137	3,201

Research and development	180	132

Selling, general and administrative expenses	1,445	1,675

Amortization of intangibles	178	246

Other (expense) income	(39)	(66)

Income before income taxes	295	1,082

Provision for income taxes	184	419

Net income	111	663

Net income per common share:
Basic	.02	.15
Diluted	.02	.14

Weighted average shares Outstanding:
Basic	4,642	4,475
Diluted	4,715	4,694

INCOME STATEMENT DATA

($000s omitted except per share data)

	Nine Months Ended December 31,
	2006	2005
Net sales	17,378	18,291

Gross profit	6,920	7,988

Research and development	592	392

Selling, general and administrative expenses	4,281	4,261

Amortization of intangibles	535	548

Other (expense) income	(147)	(152)

Income before income taxes	1,365	2,635

Provision for income taxes	664	1,038

Net income	701	1,597

Net income per common share:
Basic	.15	.36
Diluted	.15	.35

Weighted average shares Outstanding:
Basic	4,632	4,441
Diluted	4,827	4,564

Contact
David Robbins, President
Micronetics, Inc.
(603) 546-4131